CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to use in this Registration Statement on Form SB-2 of our report, dated April 14, 1999, relating to the financial statements of McGlen Internet Group, Inc. (formerly McGlen Micro, Inc.). We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & Goldstein LLP


Los Angeles, California
June 30, 2000